Exhibit 99.1

For Immediate Release

Contact: Andrew Fisher

(202) 483-7000

Afisher@unither.com

THE HONORABLE TOMMY G. THOMPSON JOINS THE

UNITED THERAPEUTICS CORPORATION BOARD OF DIRECTORS

Silver Spring, MD, December 23, 2009 — United Therapeutics Corporation (NASDAQ: UTHR) announced today the appointment of the Honorable Tommy G. Thompson, former Secretary of the United States Department of Health and Human Services and Governor of Wisconsin, to its Board of Directors as an independent director.  The appointment is effective as of January 1, 2010.

Before entering the private sector in 2005, Governor Thompson enjoyed a long and distinguished career in public service.  As Secretary of Health and Human Services from 2001 to 2005, he was a leading advocate for the health and welfare of all Americans.  He also served four terms as Governor of Wisconsin from 1987 to 2001.  From 2005 to the present, Governor Thompson has served as a partner at the law firm of Akin Gump Strauss Hauer & Feld LLP in Washington, D.C.  From 2005 to 2009, he also served as the Independent Chairman of the Deloitte Center for Health Solutions, which researches and develops solutions to some of our nation’s most pressing health care and public health related challenges.  Currently, he also serves as chairman of the board of directors of AGA Medical Holdings, Inc., and a member of the boards of directors of CareView Communications, Inc., Centene Corporation, CNS Response, Inc. and C.R. Bard, Inc.  Governor Thompson continues to focus on developing solutions to the issues challenging the American health care system.

“We greatly value Governor Thompson’s brilliant record of public service, especially his focus on health care,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer.  “We look forward to adding his voice to our Board deliberations on matters of strategy, finance and policy.”

“I am very pleased to join United Therapeutics’ Board of Directors,” said Governor Thompson. “I admire the company’s commitment to helping patients who are suffering from orphan diseases and am thrilled to be joining such an accomplished leadership team.”

The appointment of Governor Thompson brings the total number of United Therapeutics directors to ten, seven of whom are independent and not affiliated with United Therapeutics Corporation, including Governor Thompson.  Governor Thompson fills a newly-created seat on the Board of Directors.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening cardiovascular and infectious diseases and cancer.  [uthr-g]

Forward-Looking Statements

Statements included in this press release concerning the expected contributions of and guidance by Governor Thompson are “forward-looking statements” within the meaning of the safe harbor contained in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K, which could cause actual results to differ materially from anticipated results.  We are providing this information as of December 23, 2009, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

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